Exhibit 23.3

April 8, 2022

CONSENT OF ZHONG LUN LAW FIRM

We hereby consent to (1) the use of and references to our name under the "Prospectus Summary" section in the prospectus included in the registration statement on Form S-1 of Microvast Holdings, Inc. (the "Company") and any amendments thereto (the "Registration Statement"); and (2) the filing of this consent as an exhibit to the Registration Statement by the Company.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours, /s/ Zhong Lun Law Firm Zhong Lun Law Firm